MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704

FOR IMMEDIATE RELEASE

Goodyear Reports Strong Second Quarter and First Half Results
Second Quarter Highlights Include:
•	Sales increased 6.5% to a record $5.2 billion
•	Revenue per tire increased 9%
•	Income from Continuing Operations up 159% to $75 million
•	Segment operating income increased to $330 million
•	International businesses’ sales up 18%, segment operating income up 19%, both records
•	Raised 4-point cost savings plan target to more than $2 billion
•	Announced multi-year investment strategies to modernize facilities, increase high-value-added capacity and expand emerging markets businesses
     AKRON, Ohio, July 31, 2008 — The Goodyear Tire & Rubber Company today reported record second quarter sales driven by the performance of its international businesses.
     Goodyear’s second quarter sales were a record $5.2 billion, up 6.5 percent from last year due to improved pricing, a richer product mix and the impact of favorable foreign currency translation, which offset lower volume in North America and Europe. Also impacting results was the 2007 divestiture of the company’s T&WA tire mounting business, which had sales of $186 million in last year’s second quarter.
     Revenue per tire, excluding the impact of foreign currency translation, increased 9 percent over the 2007 quarter, reflecting worldwide gains in pricing and product mix generated by the company’s successful strategy to focus on high-value-added tires. Year-over-year revenue per tire has increased for 15 consecutive quarters.
     The higher level of sales in 2008 reflects strong growth in Goodyear’s international businesses, which collectively increased sales 18 percent over 2007’s second quarter and represented approximately 60 percent of total sales in the quarter. This growth helped to offset lower sales in North American Tire, which declined 6 percent. Compared to 2007, North American Tire’s second quarter unit volume was down 12 percent, reflecting the weak demand environment. The decline was most notable in the consumer original equipment market and in low-value-added segments of the consumer replacement market.
(more)

     “Our strong second quarter and first half performance demonstrates the successful execution of our strategies despite the significant economic challenges we are facing, particularly in North America,” said Robert J. Keegan, chairman and chief executive officer.
     “Robust growth in our international operations, especially in emerging markets, more than offset the continuing weakness in the North American market. Our strategy to invest in emerging markets has resulted in a profitable and growing set of businesses,” he said.
     “We remain confident in our ability to manage through the challenging near-term business conditions and are focused on maximizing business performance given the environment,” Keegan added. “At the same time, our long-term investment strategy positions us to capitalize on available, attractive market opportunities.”
     Total segment operating income from continuing operations was $330 million, up 6.5 percent from the year-ago period, driven by significant improvement in the company’s international business units, each of which achieved record second quarter results.
     Improved pricing and product mix of approximately $249 million in the second quarter more than offset increased raw material costs of approximately $124 million.
     Second quarter 2008 net income from continuing operations was $75 million (31 cents per share). This compares to $29 million (14 cents per share) in the year-ago quarter. Including discontinued operations, Goodyear had net income of $56 million (26 cents per share) in the 2007 second quarter. All per share amounts are diluted.
     The 2008 quarter was impacted by after-tax rationalization and accelerated depreciation costs of $87 million (36 cents per share) primarily related to the planned closure of a tire plant in Australia. The second quarter of 2007 included after-tax debt retirement expenses of $45 million (20 cents per share), rationalization and accelerated depreciation costs of $15 million (6 cents per share) and an out-of-period tax benefit to correct deferred taxes in Colombia of $11 million (5 cents per share).
     See the table at the end of this release for a list of significant items impacting continuing operations from the 2008 and 2007 quarters.
     Goodyear said it made additional progress during the second quarter on its four-point cost savings plan and increased its target to more than $2 billion in gross cost savings from 2006 through 2009. “We have achieved more than $1.4 billion in savings since beginning this plan and remain on target to reach this higher level of savings,” Keegan said.
     The company’s strategy to drive profitable growth includes significant plans to capitalize on worldwide increases in demand for its innovative, high-value-added tires. The company also plans to build on its strength in emerging markets in Latin America, Eastern Europe and Asia.
(more)

Business Segments
     Segment operating income from continuing operations increased to $330 million representing the highest level ever achieved in a second quarter. All three of the international businesses reported record second quarter segment operating income, with Asia Pacific Tire setting a record for any quarter.
     See the note at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire	Second Quarter		Six Months
(in millions)	2008	2007	2008	2007
Tire Units	18.3	20.8	36.1	40.1
Sales	$2,130	$2,276	$4,127	$4,293
Segment Operating Income	24	53	56	33
Segment Operating Margin	1.1%	2.3%	1.4%	0.8%
     North American Tire’s second quarter sales were down 6 percent compared to the 2007 period. Impacting results was the 2007 divestiture of the company’s T&WA tire mounting business, which had sales of $186 million in the second quarter of 2007. Also, tire volume declined by 2.5 million units reflecting significantly weaker demand compared to last year, particularly in the consumer original equipment market and in low-value-added segments of the consumer replacement market. Sales in the 2008 quarter were positively impacted by improved pricing and product mix, market share gains in Goodyear-branded consumer replacement tires, and the success of the company’s other high-value-added tire lines.
     Second quarter segment operating income was $24 million, down from the 2007 quarter as continued improvements in pricing, product mix and structural costs were more than offset by the effects of market weakness, higher inflation and costs related to modernizing factories and training new manufacturing associates. Improved pricing and product mix of $107 million more than offset increased raw material costs of $59 million.

Europe, Middle East
and Africa Tire	Second Quarter		Six Months
(in millions)	2008	2007	2008	2007
Tire Units	18.8	19.8	38.8	39.9
Sales	$2,024	$1,759	$3,974	$3,447
Segment Operating Income	151	126	323	265
Segment Operating Margin	7.5%	7.2%	8.1%	7.7%
(more)

     Europe, Middle East and Africa Tire’s quarterly sales exceeded $2 billion for the first time, increasing 15 percent compared to the second quarter of 2007. The increase resulted primarily from the favorable impact of foreign currency translation and improved pricing and product mix that more than offset lower volume resulting from softer market conditions. Sales in the 2008 quarter were positively impacted by market share gains in Goodyear- and Dunlop-branded consumer replacement tires.
     Segment operating income increased 20 percent due in part to improved pricing and product mix of $78 million that more than offset $37 million in higher raw material costs. Favorable foreign currency translation also benefited the 2008 period. These positive factors were partially offset by lower volume and higher manufacturing costs partly related to a strike in Turkey, ongoing labor issues in France and the impact of inflation.

Latin American Tire	Second Quarter		Six Months
(in millions)	2008	2007	2008	2007
Tire Units	5.4	5.4	10.6	10.7
Sales	$572	$458	$1,102	$868
Segment Operating Income	103	90	217	168
Segment Operating Margin	18.0%	19.7%	19.7%	19.4%
     Latin American Tire’s second quarter sales increased 25 percent compared to the 2007 quarter primarily due to improved pricing and product mix and the favorable impact of foreign currency translation. Sales in the 2008 quarter were positively impacted by market share gains for Goodyear-branded tires in premium market segments.
     Segment operating income increased 14 percent from 2007 due to improved pricing and product mix of $43 million that more than offset $17 million in higher raw material costs. Higher inflation impacting manufacturing and transportation costs as well as favorable foreign currency translation also affected the quarter.

Asia Pacific Tire	Second Quarter		Six Months
(in millions)	2008	2007	2008	2007
Tire Units	5.4	4.8	10.3	9.3
Sales	$513	$428	$978	$812
Segment Operating Income	52	41	101	70
Segment Operating Margin	10.1%	9.6%	10.3%	8.6%
     Asia Pacific Tire’s quarterly sales exceeded $500 million for the first time, increasing 20 percent compared to the 2007 second quarter primarily due to improved pricing and product mix, higher volume and the favorable impact of foreign currency translation.
     Segment operating income increased 27 percent in the 2008 quarter, primarily due to improved pricing and product mix of $21 million, which more than offset raw material cost increases of $11 million. Higher unit volume also positively impacted the quarter.
(more)

Conference Call
     Goodyear will hold an investor conference call at 10:30 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: investor.goodyear.com.
     Participating in the conference call with Keegan will be W. Mark Schmitz, executive vice president and chief financial officer, and Darren R. Wells, senior vice president, finance and strategy.
     Investors, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 10:15 a.m. A taped replay will be available at noon by calling (706) 645-9291. The replay will also remain available on the Web site.
     Goodyear is one of the world’s largest tire companies. Fortune magazine named Goodyear the World’s Most Admired Motor Vehicle Parts Company in its 2008 list of the World’s Most Admired Companies. The publication ranked Goodyear No. 1 in innovation, people management, use of assets and global orientation. The company is also listed on Forbes magazine’s list of the Most Respected Companies in America and its list of the Most Trustworthy Companies in America and CRO magazine’s ranking of the 100 Best Corporate Citizens. Goodyear employs about 70,000 people and manufactures its products in more than 60 facilities in 25 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; whether or not the various contingencies and requirements are met for the establishment of a Voluntary Employees’ Beneficiary Association (VEBA) to provide healthcare benefits for current and future USW retirees; potential adverse consequences of litigation involving the company; pension plan funding obligations; as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)
(more)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2008	2007	2008	2007

NET SALES	$5,239	$4,921	$10,181	$9,420
Cost of Goods Sold	4,196	3,967	8,157	7,708
Selling, Administrative and General Expense	735	692	1,370	1,355
Rationalizations	87	7	100	22
Interest Expense	76	120	165	245
Other (Income) and Expense	(22)	39	(28)	19

Income from Continuing Operations before Income Taxes and Minority Interest	167	96	417	71
United States and Foreign Taxes	74	51	151	114
Minority Interest	18	16	44	38

Income (Loss) from Continuing Operations	75	29	222	(81)

Discontinued Operations	—	27	—	(37)

NET INCOME (LOSS)	$75	$56	$222	$(118)

Income (Loss) Per Share — Basic
Income (Loss) from Continuing Operations	$0.31	$0.15	$0.92	$(0.43)
Discontinued Operations	—	0.13	—	(0.20)

Net Income (Loss) Per Share — Basic	$0.31	$0.28	$0.92	$(0.63)

Weighted Average Shares Outstanding	241	196	240	188

Income (Loss) Per Share — Diluted
Income (Loss) from Continuing Operations	$0.31	$0.14	$0.91	$(0.43)
Discontinued Operations	—	0.12	—	(0.20)

Net Income (Loss) Per Share — Diluted	$0.31	$0.26	$0.91	$(0.63)

Weighted Average Shares Outstanding	243	231	244	188
(more)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
(In millions)	2008	2007
Assets:
Current Assets:
Cash and Cash Equivalents	$2,069	$3,463
Restricted Cash	181	191
Accounts Receivable, less Allowance — $93 ($88 in 2007)	3,630	3,103
Inventories:
Raw Materials	675	591
Work in Process	153	147
Finished Products	3,105	2,426

	3,933	3,164

Prepaid Expenses and Other Current Assets	292	251

Total Current Assets	10,105	10,172
Goodwill	784	713
Intangible Assets	165	167
Deferred Income Tax	76	83
Other Assets	436	458
Property, Plant and Equipment less Accumulated Depreciation — $8,730 ($8,329 in 2007)	5,928	5,598

Total Assets	$17,494	$17,191

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,787	$2,422
Compensation and Benefits	930	897
Other Current Liabilities	812	753
United States and Foreign Taxes	235	196
Notes Payable and Overdrafts	300	225
Long Term Debt and Capital Leases due within one year	101	171

Total Current Liabilities	5,165	4,664
Long Term Debt and Capital Leases	3,668	4,329
Compensation and Benefits	3,245	3,404
Deferred and Other Noncurrent Income Taxes	305	274
Other Long Term Liabilities	657	667
Minority Equity in Subsidiaries	1,101	1,003

Total Liabilities	14,141	14,341

Commitments and Contingent Liabilities

Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares — 241 (240 in 2007) after deducting 10 treasury shares (10 in 2007)	241	240
Capital Surplus	2,694	2,660
Retained Earnings	1,824	1,602
Accumulated Other Comprehensive Loss	(1,406)	(1,652)

Total Shareholders’ Equity	3,353	2,850

Total Liabilities and Shareholders’ Equity	$17,494	$17,191

(more)

Non-GAAP Financial Measures
     This earnings release presents total segment operating income and net debt, each of which are important financial measures for the company but are not financial measures defined by GAAP.
     Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
     Net debt is total debt (the sum of long term debt and capital leases, notes payable, and long-term debt and capital leases due within one year) minus cash and cash equivalents. Management believes net debt is an important measure of liquidity, which it uses as a tool to assess the company’s capital structure and measure its ability to meet its future debt obligations. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. See the table below for the reconciliation of net debt.
Total Segment Operating Income Reconciliation Table
(In millions)

	Quarter Ended
	June 30,
	(unaudited)
	2008	2007
Total Segment Operating Income	$330	$310
Rationalizations	(87)	(7)
Accelerated depreciation	(4)	(8)
Interest expense	(76)	(120)
Corporate incentive and stock-based compensation plans	(11)	(26)
Intercompany profit elimination	(4)	4
Retained net expenses of discontinued operations	—	(9)
Other income and (expense)	22	(39)
Other	(3)	(9)

Income from continuing operations before income taxes and minority interest	167	96
US and foreign taxes	74	51
Minority interest in net income of subsidiaries	18	16

Income from continuing operations	75	29
Discontinued operations	—	27

Net Income	$75	$56

Net Debt Reconciliation Table
(In millions)

	June 30,	Dec. 31,
	2008	2007
Long term debt and capital leases	$3,668	$4,329
Notes payable and overdrafts	300	225
Long term debt and capital leases due within one year	101	171

Total debt	4,069	4,725
Less: cash and cash equivalents	2,069	3,463

Net debt	$2,000	$1,262

Change in net debt	$738

(more)

Second Quarter Significant Items (After Tax and Minority Interest)
Impacting Continuing Operations
2008
•	Rationalization and accelerated depreciation charges, $87 million (36 cents per share)
•	Gain on asset sales, $2 million (1 cent per share)
2007
•	Debt retirement expenses, $45 million (20 cents per share)
•	Rationalization and accelerated depreciation charges, $15 million (6 cents per share)
•	Costs related to fire at factory in Thailand, $4 million (2 cents per share)
•	Impact of USW strike due to lost sales, $5 million (2 cents per share)
•	Out of period tax benefit to correct deferred taxes in Colombia, $11 million (5 cents per share)
•	Gain on asset sales, $9 million (4 cents per share)
-0-